TA Schedule – CFST II

SCHEDULE A

Effective January 1, 2017

Columbia Funds Series Trust II

Active Portfolios® Multi-Manager Value Fund

Columbia Absolute Return Currency and Income Fund

Columbia Asia Pacific ex-Japan Fund

Columbia Capital Allocation Aggressive Portfolio

Columbia Capital Allocation Conservative Portfolio

Columbia Capital Allocation Moderate Portfolio

Columbia Commodity Strategy Fund

Columbia Disciplined Core Fund

Columbia Disciplined Growth Fund

Columbia Disciplined Value Fund

Columbia Diversified Equity Income Fund

Columbia Dividend Opportunity Fund

Columbia Emerging Markets Bond Fund

Columbia European Equity Fund

Columbia Flexible Capital Income Fund

Columbia Floating Rate Fund

Columbia Global Bond Fund

Columbia Global Equity Value Fund

Columbia Global Opportunities Fund

Columbia Global Infrastructure Fund

Columbia Government Money Market Fund

Columbia High Yield Bond Fund

Columbia Income Builder Fund

Columbia Income Opportunities Fund

Columbia Inflation Protected Securities Fund

Columbia Limited Duration Credit Fund

Columbia Minnesota Tax-Exempt Fund

Columbia Mortgage Opportunities Fund

Columbia Select Global Equity Fund

Columbia Select Large-Cap Value Fund

Columbia Select Smaller-Cap Value Fund

Columbia Seligman Communications and Information Fund

Columbia Seligman Global Technology Fund

Columbia Short-Term Cash Fund

Columbia Small/Mid Cap Value Fund

Columbia Strategic Municipal Income Fund

Columbia U.S. Government Mortgage Fund

TA Schedule – CFST II

SCHEDULE B

Effective January 1, 2017

Payments under the Agreement are payable to CMISC monthly.

Transfer agency costs are calculated separately for each of (i) Class I and Y shares, (ii) Class K and R5 shares, and (iii) all other classes of shares.

Each Fund shall pay to CMISC for the services to be provided by CMISC under the Agreement an amount equal to the sum of the following:

(a)	(i) Base transfer agency fee paid monthly of:

1. an annual fee of $38.55 per account for accounts established directly with the Fund (direct accounts) and accounts established or maintained pursuant to the National Securities Clearing Corporation’s networking system (network accounts); and; and

2. an annual rate of 0.0104% of the average daily value of accounts of intermediaries established with the Fund through CMISC that represents the combined holdings of, and transactions in, Fund shares of one or more clients of the intermediary (omnibus accounts);PLUS

(ii) The Fund’s Allocated Share of CMISC Reimbursable Out-of-Pocket Expenses (allocated among the Fund’s classes based on the number of open accounts); PLUS

(iii) Sub-transfer agency fees (generally intended to offset amounts paid by CMISC to intermediaries for services they provide), subject to the limits set forth below

1. For all classes other than Class I, K, R5 or Y: the amount charged by an intermediary up to the following sub-transfer agency fee limits, which vary among distribution channels as follows:

Distribution Channel	Sub-Transfer Agency Fee Limit
Retirement Channel – Retirement accounts, including accounts of retirement plans qualified under sections 401(a), 401(k), 457 or 403(b) of the Internal Revenue Code of 1986, as amended (the Code), non-qualified deferred compensation plans governed by section 409A of the Code and individual retirement plans (Retirement Channel Accounts)	(i) 0.25% of Fund assets in Retirement Channel Accounts held by intermediaries charging an asset-based fee and (ii) $20 per Retirement Channel Account held by intermediaries charging a per account fee

Supermarket Transaction Fee (TF) Channel – Accounts in mutual fund platforms of the type commonly referred to as “fund supermarkets” that charge participants a transaction fee (Supermarket TF Accounts)	(i) 0.12% of Fund assets in Supermarket TF Accounts held by intermediaries charging an asset-based fee and (ii) $20 per Supermarket TF Account held by intermediaries charging a per account fee

TA Schedule – CFST II

Supermarket No-Transaction Fee (NTF) Channel – Accounts in mutual fund platforms of the type commonly referred to as “fund supermarkets” that do not charge participants a transaction fee (Supermarket NTF Accounts)	0.25% of Fund assets held in Supermarket NTF Accounts

Private Bank Channel – Accounts maintained by banks offering financial and banking services to high net worth clients (commonly referred to as private bank accounts) (Private Bank Accounts)	0.20% of Fund assets held in Private Bank

Section 529 Plan Assets – Accounts of portfolios of college saving plans authorized under section 529 of the Code (commonly referred to as Section 529 plans) (529 Plan Accounts)	0.17% on Fund assets held in 529 Plan Accounts

Broker-Dealer Channel – Intermediaries acting as broker-dealers (not covered by the channels described above), including independent, regional and wirehouses firms not described above (B/D Accounts)	(i) 0.15% of Fund assets held in B/D Accounts held by intermediaries charging an asset-based fee and (ii) $20 per B/D Account held by intermediaries charging a per account fee (except for B/D Accounts held by an intermediary and/or its affiliates under arrangements existing prior to October 1, 2016, under which $21 or more is charged per account, for which the limit is $21 per B/D Account)

The sub-transfer agency fee limit is applied by intermediary, by Fund and by share class and not in the aggregate by distribution channel. For avoidance of doubt, per account limits applicable to certain Retirement Accounts, Supermarket TF Accounts and B/D Accounts are applied at the level of the underlying accounts serviced by the intermediary, not at the level of the omnibus account maintained by CMISC.

2. For Class K and Class R5 shares: at an annual rate of 0.05% of the average aggregate value of the Fund’s shares maintained in omnibus accounts (subject to paragraph (b) below).

3. For Class I and Class Y Shares: Class I and Class Y shares do not pay sub-transfer agency fees set forth in paragraph (a)(iii).

(b)	For Class K and Class R5 shares, the annual rate for the fees set forth in paragraphs (a)(i) – (a)(iii)(2) shall not exceed 0.075%.

(c)	For Class I and Class Y shares, the annual rate for the fees set forth in paragraphs (a)(i) – (a)(ii) shall not exceed 0.025%.

In addition, CMISC shall be entitled to retain as additional compensation for its services all CMISC revenues for fees for wire, telephone, and redemption orders, IRA trustee agent fees and account transcripts due CMISC from shareholders of the Fund and interest (net of bank charges) earned with respect to balances in the accounts referred to in paragraph 2 of the Agreement. All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Funds’ independent accountants. Definitions

TA Schedule – CFST II

“Allocated Share” for any month means that percentage of CMISC Reimbursable Out-of-Pocket Expenses which would be allocated to a Fund for such month in accordance with the methodology described below under the heading “Methodology of Allocating CMISC Reimbursable Out-of-Pocket Expenses.”

“CMISC Reimbursable Out-of-Pocket Expenses” means (i) networking account fees paid to dealer firms by CMISC on shareholder accounts established or maintained pursuant to the National Securities Clearing Corporation’s networking system, subject to a maximum annual rate of up to 0.20% of the month end value of the Fund’s shares maintained in networked accounts of each dealer firm, and (ii) out-of-pocket expenses incurred on behalf of the Funds by CMISC for stationery, forms, postage and similar items and those expenses identified as “Out-of-Pocket Expenses” below.

“Out-of-Pocket Expenses” also include, but are not limited to, the following items:

*	Printing, storage and programming costs associated with, but not limited to envelopes, checks, confirmations and stationery

*	Postage bulk, pre-sort, ZIP+4, barcoding, first class

*	Telephone and telecommunication costs, including all lease, maintenance and line costs

*	Proxy solicitations, mailings and tabulations

*	Daily & Distributions advice mailings

*	Implementing, monitoring or processing any Stop Orders

*	Shipping, Certified and Overnight mail and insurance

*	Year-end forms and mailings

*	Duplicating services

*	Courier services

*	National Securities Clearing Corporation charges related to fund transactions

*	Record retention costs including but not limited to the storage, movement, destruction, retrieval and handling charges

*	Data processing and storage for anti-market timing omnibus monitoring

*	Creation and maintenance of on-line records including reports, shareholder and dealer statements, year-end forms, and regulatory mailings

*	Third party quality control assessments

*	Compliance items including, but not limited to, lost shareholder review, lost certificate filings and compliance programs

*	Electronic website linkages to third party account management applications

*	Regulatory mailings inclusive of costs related to electronic delivery of such documents.

*	At the request, or with the consent of the Trust, such other miscellaneous expenses reasonably incurred by CMISC in performing its duties and responsibilities under this

TA Schedule – CFST II

The Funds agree that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with CMISC. In addition, the Funds will promptly reimburse CMISC for any other unscheduled expenses incurred by CMISC whenever the Funds and CMISC mutually agree that such expenses are not otherwise properly borne by CMISC as part of its duties under the Agreement.

TA Schedule – CFST II

IN WITNESS WHEREOF, the parties hereto have caused the forgoing Schedule A to be duly executed as of

January 1, 2017.

COLUMBIA FUNDS SERIES TRUST II,

on behalf of their respective series listed on Schedule A

By:	/s/ Christopher O. Petersen
Name: Christopher O. Petersen
Title: President

COLUMBIA MANAGEMENT INVESTMENT SERVICES CORP.

By:	/s/ Lyn Kephart-Strong
Name: Lyn Kephart-Strong
Title: President